Exhibit 99.1
For Immediate Release
Media Contact: Geoff Mordock

Telephone: (213) 489-8271
Kaiser Aluminum Names Joseph P. Bellino New Executive Vice President and CFO
Foothill Ranch, Calif. — May 8, 2006 — Kaiser Aluminum today announced that Joseph P. Bellino will join the company May 15 as executive vice president and CFO. Mr. Bellino previously was with Steel Technologies Inc., where he served as CFO and treasurer for nine years and was a member of the board of directors from 2002 to 2004.
Mr. Bellino has extensive executive-level expertise in the manufacturing and distribution industries, primarily in the areas of business strategy, finance, acquisitions, institutional investor relationships, corporate governance and building shareholder value.
“Joe will be a significant asset to the company as he has a tremendous depth of expertise in finance as well as a solid background in metals and manufacturing,” said Jack A. Hockema, president and CEO of Kaiser Aluminum. “He will immediately step in and help guide the company through a critical time as we emerge a new company with a solid platform for growth.”
From 1996 to 1997, Mr. Bellino was president of Beacon Capital Advisors Company, a consulting firm specializing in mergers and acquisitions, valuations and executive advisory services. Fifteen years prior, he worked with Rhawn Enterprises, a privately-owned Louisville, Ky.-based holding company with investments in the manufacturing and distribution industries, where he rose from chief financial officer to president in 1989. Mr. Bellino began his business career in 1974 with the Mead Corporation.
Mr. Bellino graduated cum laude with a Bachelor of Science degree in finance from The Ohio State University. He also holds a Master of Business Administration degree from the Fisher College of Business at The Ohio State University.
Kaiser Aluminum (OTCBB: KLUCQ) is a leading producer of fabricated aluminum products for aerospace and high-strength, general engineering, automotive and custom industrial applications.
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Company press releases may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.